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                                                             EXHIBIT (h)(18)(a)
                       ADMINISTRATIVE SERVICES AGREEMENT

   AMERICAN GENERAL LIFE INSURANCE COMPANY ("INSURER") and INVESCO ADVISERS, INC. ("INVESCO") (collectively, the "Parties") mutually agree to the arrangements set forth in this Administrative Services Agreement (the "Agreement") effective as of October 1, 2016.

   WHEREAS, INVESCO is the investment adviser to AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the "Fund"), which is an open-end management investment company that offers its shares exclusively to separate accounts of life insurance companies, funds of funds and qualified plans; and

   WHEREAS, INVESCO has entered into an amended Master Administrative Services Agreement, dated July 1, 2006, as amended with the Fund ("Master Agreement") pursuant to which it has agreed to provide, or arrange to provide, certain administrative services, including such services as may be requested by the Fund's Board of Trustees from time to time; and

   WHEREAS, INSURER issues variable life insurance policies and/or variable annuity contracts (collectively, the "Contracts"); and

   WHEREAS, INSURER, on behalf of itself or as successor in interest to other affiliated insurers as stated below, has entered into the following participation agreements:

   (a) SunAmerica Annuity and Life Assurance Company dated May 28, 2010 (originally with SunAmerica Annuity and Life Assurance Company for which the INSURER is the successor in interest),
   (b)    American General Life Insurance Company dated June 1, 1998,
   (c)    American General Life Insurance Company dated February 26, 1999,
   (d) AIG Life Insurance Company dated November 20, 1997 (originally with AIG Life Insurance Company, which subsequently changed its name to American General Life Insurance Company of Delaware (AGLD) and thereafter the INSURER became the successor in interest to AGLD), and
   (e) American General Annuity Insurance Company dated November 23, 1998 (originally with American General Annuity Insurance Company, which subsequently changed its name to Western National Life Insurance Company (WNL) and thereafter the INSURER became the successor in interest to WNL) (all of such agreements listed herein above collectively referred to as "Participation Agreement")

with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios ("Portfolios") available for purchase by one or more of INSURER's separate accounts or divisions thereof (each, a "Separate Account"), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

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   WHEREAS, INVESCO expects that the Fund, and its Portfolios, can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of INSURER each as a single shareholder of record of Portfolio shares, rather than having numerous public shareholders of such shares; and

   WHEREAS, INVESCO expects that INSURER will perform the administrative services listed on Schedule A hereto (the "Administrative Services") to facilitate investment in the Fund and the Portfolios; and

   WHEREAS, INVESCO desires to compensate INSURER for providing the Administrative Services.

   NOW, THEREFORE, the Parties agree as follows:

            SECTION 1. ADMINISTRATIVE SERVICES; PAYMENTS THEREFORE.

   (a) INSURER shall provide the Administrative Services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such Administrative Services, INVESCO agrees to pay to INSURER a quarterly fee ("Quarterly Fee") equal to a percentage of the average daily net assets of the Fund attributable to the Contracts issued by INSURER at the following annual rates:

   ANNUAL RATE

       ______%

   (b) INVESCO shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

                        SECTION 2. NATURE OF PAYMENTS.

   The Parties to this Agreement recognize and agree that INVESCO's payments hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services, for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. INSURER represents and warrants that the fees to be paid by INVESCO for services to be rendered by INSURER pursuant to the terms of this Agreement are to compensate the INSURER for providing the Administrative Services to the Fund, and are not designed to reimburse or compensate INSURER for providing administrative services with respect to the Contracts or any Separate Account.

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                       SECTION 3. TERM AND TERMINATION.

   Any Party may terminate this Agreement, without penalty, on 6 months' advance written notice to the other Party; provided, however, that in the event either Party requires less than 6 months' advance notice to terminate this Agreement as a result of regulatory changes or material market events which impact the terms herein, then the Parties agree to cooperate in good faith on a date of termination that is mutually acceptable. This Agreement will terminate automatically upon termination of the Participation Agreement. Unless terminated, this Agreement shall continue in effect for so long as INVESCO or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as INSURER provides the Administrative Services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

                             SECTION 4. AMENDMENT.

   This Agreement may be amended upon mutual agreement of the Parties in writing.

                              SECTION 5. NOTICES.

   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by personal delivery; postage prepaid registered or certified United States first class mail, return receipt requested; or electronic mail, facsimile or similar means of same day delivery (with a confirming copy by mail) to the following:

          If to INSURER:

          AMERICAN GENERAL LIFE INSURANCE COMPANY
          Legal Department
          21650 Oxnard Street, 10/th/ floor
          Woodland Hills, CA 91367
          Attention: General Counsel

          If to INVESCO:

          INVESCO ADVISERS, INC.
          11 Greenway Plaza, Suite 1000
          Houston, Texas 77046
          Facsimile: (713) 993-9185
          E-mail: mktsupport@invesco.com
          Attention: Veronica Castillo, Esquire

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All notices, requests, demands and other communications shall be effective upon delivery.

                           SECTION 6. MISCELLANEOUS.

   (a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

   (b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

   (c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

   (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

   (e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware without reference to the conflict of law principles thereof.

   (f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

   (g) Maintenance of Records and Compliance with Laws. INSURER represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

   (h) Entire Agreement. Except as otherwise provided herein, this Agreement, together with the attached Schedule, contains the entire agreement among the parties with respect to the matters dealt with herein, and supersedes any prior or inconsistent agreements, documents, understandings or arrangements among the parties with respect to the subject matter of this Agreement.

   (i) Confidentiality. Except in accordance with applicable laws, rules and regulations, the terms of this Agreement, including the fee arrangement, shall remain confidential as between the Parties.

                          **SIGNATURE PAGE FOLLOWS**

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   IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

                                         AMERICAN GENERAL LIFE INSURANCE COMPANY

                                         By:
                                                 -------------------------------

                                         Name:
                                                 -------------------------------

                                         Title:
                                                 -------------------------------

                                         INVESCO ADVISERS, INC.

                                         By:
                                                 -------------------------------

                                         Name:
                                                 -------------------------------

                                         Title:
                                                 -------------------------------

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                                                                     SCHEDULE A
                          ADMINISTRATIVE SERVICES FOR
        AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

   INSURER shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by INSURER and INVESCO, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A. RECORDS OF PORTFOLIO SHARE TRANSACTIONS; MISCELLANEOUS RECORDS

   1. INSURER shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURER as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

   2. INSURER shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged by Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist INVESCO, the Fund and/or the Fund's transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio's net asset value per share. INSURER shall promptly provide INVESCO, the Fund, and the Fund's transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time. INSURER shall provide such other assistance to INVESCO, the Fund, and the Fund's transfer agent as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of the Fund.

B. ORDER PLACEMENT AND PAYMENT

   1. INSURER shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio's shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURER shall notify the Fund of the cash required to meet redemption payments.

   2. INSURER shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURER shall transmit net purchase payments to the Fund's custodian.

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C. ACCOUNTING SERVICES

   INSURER shall perform miscellaneous accounting services as may be reasonably requested from time to time by INVESCO, which services shall relate to the business contemplated by the Participation Agreement between INSURER and the Fund, as amended from time to time. Such services shall include, without limitation, periodic reconciliation and balancing of INSURER's books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

D. REPORTS

   INSURER acknowledges that INVESCO may, from time to time, be called upon by the Fund's Board of Trustees ("Board"), to provide various types of information pertaining to the operations of the Fund and related matters, and that INVESCO also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, INSURER agrees to provide INVESCO with such assistance as INVESCO may reasonably request so that INVESCO can report such information to the Fund's Board in a timely manner. INSURER acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURER pursuant to the Fund's mixed and shared funding SEC exemptive order, described in the Participation Agreement.

   INSURER further agrees to provide INVESCO with such assistance as INVESCO may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

E. FUND-RELATED CONTRACT OWNER SERVICES

   INSURER agrees to print and distribute to Contract owners with Contract value allocated to Portfolio shares ("Contract Owners"), in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports and any other materials of the Fund required by law or otherwise to be given to Fund shareholders, provided such documents are provided to INSURER by the Fund or INVESCO in a timely manner as required by the Participation Agreement among the parties. INSURER further agrees to provide telephonic support for Contract Owners, including, without limitation, advice with respect to inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales) and communicating with Contract Owners about Fund (and Separate Account) performance. Expenses incurred in connection with the composition, printing and distribution of the Funds' prospectuses, statements of additional information, supplements thereto, periodic reports, proxy materials and other materials shall be governed by the terms of the Participation Agreement.

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F. MISCELLANEOUS SERVICES

   INSURER shall provide such other administrative support to the Fund as mutually agreed between INSURER and INVESCO or the Fund from time to time. INSURER shall, from time to time, relieve the Fund of other usual or incidental administrative services of the type ordinarily borne by mutual funds that offer shares to individual members of the general public.